                                    EXHIBIT 1

                        DISCLOSURE AND INTERNAL CONTROLS

Suncor Energy Inc. ("Suncor") has such disclosure controls and procedures in place as it believes are necessary to ensure full and timely public disclosure of material information, including a disclosure controls and procedures committee. Based on the completion of its evaluation of its disclosure controls and procedures on October 23, 2002, Suncor believes that its disclosure controls and procedures are effective to ensure full and timely public disclosure.

There have been no significant changes in the internal controls or in other factors that could significantly affect internal controls subsequent to the date of Suncor's most recently completed evaluation other than as set forth in this Quarterly Report on Form 6-K.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     SUNCOR ENERGY INC.

Date: October 23, 2002               By: "JANICE B. ODEGAARD"
                                         -------------------------
                                         JANICE B. ODEGAARD
                                         Vice President, Associate
                                         General Counsel and
                                         Corporate Secretary

FOR IMMEDIATE RELEASE

OCTOBER 23, 2002

Third quarter shareholder report for the period ended September 30, 2002 and outlook for the fourth quarter

INCREASED OIL SANDS PRODUCTION AT SUNCOR ENERGY BOOSTS CASH FLOW AND EARNINGS

Suncor's strategy remains unchanged: deliver steady, reliable production and reduce operating costs

ALL FINANCIAL FIGURES ARE IN CANADIAN DOLLARS UNLESS NOTED OTHERWISE. NATURAL GAS CONVERTS TO BARRELS OF OIL EQUIVALENT (BOE) AT A 6:1 RATIO (SIX MILLION CUBIC FEET OF NATURAL GAS CONVERTS TO ONE THOUSAND BARRELS OF OIL EQUIVALENT).

Suncor Energy Inc. reported net earnings for the third quarter of $184 million ($0.38 per common share), up from $73 million ($0.13 per common share) in the third quarter of 2001. Net earnings for the first nine months of 2002 were $503 million ($1.08 per common share), compared to $362 million ($0.74 per common share) in the same period of 2001.

Suncor's cash flow provided from operations for the third quarter was $447 million ($0.97 per common share), compared with $177 million ($0.37 per common share) during the same period last year. Year-to-date cash flow provided from operations increased to $980 million ($2.11 per common share), from $698 million ($1.49 per common share) during the first nine months of 2001.

"Our third quarter financial results are an endorsement of Suncor's oil sands expansion," said Rick George, president and chief executive officer. "The goal of expanding our oil sands operations was to enhance shareholder value through increased sales revenue and reduced operating costs, and we're seeing solid progress toward that goal."

Suncor's production during the third quarter of 2002 averaged 241,700 barrels of oil equivalent (BOE) per day, compared with 149,700 BOE per day during the same period the year before. Production for the first nine months of 2002 averaged 232,000 BOE per day, up from the 146,400 BOE per day recorded during the same period of 2001.

The higher production numbers reflect increased capacity at Suncor's oil sands business where third quarter production averaged 207,900 barrels of oil per day, up slightly from the second quarter of 2002. The increase was realized despite an unplanned eight-day maintenance shutdown in July on one of Suncor's two oil sands upgraders.

"Since completing the maintenance work, our oil sands facility has been operating at near-capacity on a sustained basis," said George. "With oil sands production firing on all cylinders, we averaged in excess of 220,000 barrels per day over August and September and we expect to meet our annual production target of an average 200,000 barrels per day for the year."

Excluding start-up costs for the Firebag In-Situ Oil Sands Project, Suncor's Oil Sands business reported cash operating costs per barrel for the third quarter of $11.95 ($12.05 including start-up costs), compared to $12.60 per barrel in the second quarter of 2002. The cost reduction from the previous quarter was primarily the result of higher sales volumes.

"As production has climbed, we've seen a steady decline in oil sands' operating costs over the course of the year," said George. "Unfortunately, we haven't been able to drive costs down as quickly as we would have liked." Suncor does not expect cost reductions realized in the second half of the year will be sufficient to offset higher than anticipated costs in the first half. The company now expects annual cash operating costs for 2002 will be in the range of $13.00 to $13.25 per barrel, compared to an earlier target of $12.50 per barrel.

"Our performance over the last three months has proven we can deliver high rates of production and reduce debt levels while continuing to invest in future growth," said George. "Volumes are on target but we know that cost control is integral to future growth and it will continue to be a key focus."

On July 22, Suncor marked a new step in its growth strategy as construction began on the Millennium Vacuum Unit, a major component of the company's plan to increase production capacity to 260,000 barrels per day in 2005. Start-up of the vacuum unit is being co-ordinated with the bitumen production planned from the first phase of Suncor's Firebag In-Situ Oil Sands Project. The combined expansion project, estimated to cost about $1 billion, is on budget and on schedule.

As Suncor invests in production capacity, the company is also fulfilling its commitment to reduce debt. Excluding foreign exchange impacts, net debt was reduced by approximately $170 million in the first nine months of 2002. Suncor plans to reduce its 2001 year-end net debt of $3.143 billion by up to $700 million by the end of 2003.

EMISSIONS REDUCTION PLANS

The Canadian government has indicated its intention to ratify the Kyoto Protocol on climate change in December of 2002. Suncor has had a comprehensive greenhouse gas reduction management structure in place since 1994 and management believes the company has the expertise and experience to respond to future emissions reduction plans, providing those plans are aligned with the federal government's pledge to not put oil sands development at risk.

"Suncor's plan for profitable growth is clear and remains unchanged," said George. "We're striving to increase production and be one of the lowest cost oil producers in North America."

Suncor has been closely following policy developments and is continuing to consult with the Alberta and federal governments on potential outcomes.

FOURTH QUARTER AND FULL-YEAR OUTLOOK

Suncor's outlook for the fourth quarter and full year provides disclosure to investors and potential investors of expected outcomes and ensures they receive access to the same information at the same time. An update to this outlook will be provided shortly after the end of the fourth quarter when a Guidance Report is issued. Suncor's financial results for the fourth quarter will be finalized and publicly released on January 17, 2003.

The following table provides Suncor's targets for the fourth quarter of 2002 and the full year.

---------------------------------------------------------------------------------------------------------------
                                                   Q4 2002 OUTLOOK                    2002 FULL YEAR OUTLOOK
---------------------------------------------------------------------------------------------------------------
OIL SANDS

Production (barrels per day)                      220,000 to 225,000                    200,000 to 205,000

Sales total (bpd)                                 220,000 to 225,000                    200,000 to 205,000
Light sweet                                              46%                                   50%
Diesel                                                   12%                                   12%
Light sour / bitumen                                     42%                                   38%

Realization on crude sales basket                 WTI @ Cushing less                    WTI @ Cushing less
                                                  CDN$4.50 per barrel                   CDN$3.50 per barrel

Cash operating costs                         $12.00 to $12.50 per barrel            $13.00 to $13.25 per barrel

---------------------------------------------------------------------------------------------------------------

NATURAL GAS

Natural gas (mmcf per day)                            180 to 185                            180 to 185
Natural gas liquids (bpd)                               2,000                                 2,300
Crude oil production (bpd)                              1,300                                 1,400

---------------------------------------------------------------------------------------------------------------

Factors that could potentially affect fourth quarter 2002 results include:

/ / Suncor's future financial performance is closely linked to commodity price and exchange factors. Volatility may impact results.

/ / Extreme cold weather, which can have an impact on oil sands mining, upgrading and transportation of products, is possible in the fourth quarter.

/ / The oil sands product sales mix is expected to be negatively impacted by hydrotreater maintenance work on one of Suncor's two oil sands upgraders, anticipated in the fourth quarter. Total crude oil production should not be affected.

/ / Refining margins are currently between 5.0 cents per litre (cpl) and 5.2 cpl, compared to 4.4 cpl in the third quarter. Retail margins are currently between 6.3 cpl and 6.5 cpl, compared to 6.9 cpl in the third quarter.

The foregoing summary and outlook contain forward-looking statements. Readers are directed to the Management's Discussion and Analysis, "Legal Notice - Forward-looking Information" on page 10, which also applies to such forward-looking statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS

ALL FINANCIAL FIGURES ARE IN CANADIAN DOLLARS UNLESS NOTED OTHERWISE. NATURAL GAS CONVERTS TO BARRELS OF OIL EQUIVALENT (BOE) AT A 6:1 RATIO (SIX MILLION CUBIC FEET OF NATURAL GAS CONVERTS TO ONE THOUSAND BARRELS OF OIL EQUIVALENT).

This Management's Discussion and Analysis should be read in conjunction with the attached September 30, 2002 unaudited consolidated statements of earnings, consolidated statements of changes in shareholders' equity, consolidated balance sheets, consolidated statements of cash flows and notes to the consolidated financial statements. Readers should also refer to the Management's Discussion and Analysis on pages 22-44 of Suncor's 2001 Annual Report and Suncor's 2001 Annual Information Form.

----------------------------------------------------------------------------------------------------------
                                                INDUSTRY INDICATORS
                                              (average for the period)
----------------------------------------------------------------------------------------------------------
Industry Indicators                3 MONTHS ENDED     3 months ended     9 MONTHS ENDED     9 months ended
                                   SEPT. 30, 2002     Sept. 30, 2001     SEPT. 30, 2002     Sept. 30, 2001
----------------------------------------------------------------------------------------------------------
West Texas Intermediate (WTI)          28.25               26.50              25.40             27.70
crude oil US$/barrel @ Cushing
----------------------------------------------------------------------------------------------------------
Light/heavy crude oil                   5.40                6.90               5.35              9.75
differential US$/barrel
- WTI @ Cushing / Bow River @
Hardisty
----------------------------------------------------------------------------------------------------------
Natural gas US$/thousand                3.25                3.00               3.00              5.00
cubic feet @ Henry Hub
----------------------------------------------------------------------------------------------------------
Natural gas CDN$/gigajoule             3.10                3.70               3.50              6.90
@ AECO
----------------------------------------------------------------------------------------------------------
New York Harbour                        3.10                3.85               2.95              5.10
3-2-1 crack* US$/barrel
----------------------------------------------------------------------------------------------------------
Exchange rate: CDN$:US$                 0.64                0.65               0.64              0.65
----------------------------------------------------------------------------------------------------------

* New York Harbour 3-2-1 crack is an industry indicator measuring the margin on a barrel of oil for gasoline and distillate.

Suncor's future financial performance is closely linked to the above price and exchange factors. Suncor cannot control these factors and as such cannot predict any future changes. Future financial performance may be volatile.

----------------------------------------------------------------------------------------------------------

ANALYSIS OF CONSOLIDATED STATEMENTS OF EARNINGS AND CASH FLOW

Net earnings for the third quarter were $184 million, compared to $73 million for the third quarter of 2001. The $111 million increase in net earnings was primarily due to higher Oil Sands sales volumes, higher crude oil prices, a weaker Canadian dollar versus the U.S. dollar (crude oil and natural gas prices are based on U.S. dollar benchmarks) and lower project start-up costs. These factors were partially offset by higher cash and non-cash operating expenses, higher crude oil hedging losses and increased financing expenses, including an unrealized $26 million after-tax foreign exchange loss on the company's U.S. dollar denominated debt.

Cash flow provided from operations in the third quarter was $447 million, compared to $177 million in the same period of 2001. The increase was primarily due to the same factors that impacted earnings (excluding the effects of the unrealized foreign exchange loss referred to above).

Year-to-date net earnings were $503 million, compared to net earnings of $362 million for the first nine months of 2001. In addition to the factors noted above, year-to-date net earnings were also favourably impacted by the sale of Suncor's retail natural gas business in the second quarter and a net unrealized foreign exchange gain on U.S. dollar denominated debt. These favourable factors were partially offset by the impact of higher income taxes in 2002, compared to 2001, as a result of enacted tax rate reductions in 2001.

Cash flow provided from operations for the first nine months of the year was $980 million, up from the $698 million reported in the same period in 2001. The increase in cash flow provided from operations primarily reflects the same factors impacting year-to-date net earnings, excluding the effects of the sale of Suncor's retail natural gas business and the impact of higher income taxes in 2002 compared to 2001.

--------------------------------------------------------------------------------------
                              CRUDE OIL HEDGING LOSSES
                                ($ million after tax)
--------------------------------------------------------------------------------------
   3 MONTHS ENDED         3 months ended        9 MONTHS ENDED        9 months ended
   SEPT. 30, 2002         Sept. 30, 2001        SEPT. 30, 2002        Sept. 30, 2001
--------------------------------------------------------------------------------------
         55                     40                    105                   134
--------------------------------------------------------------------------------------

SEGMENTED EARNINGS AND CASH FLOW ANALYSIS

OIL SANDS

Oil Sands recorded third quarter net earnings of $234 million, compared with net earnings of $69 million in the same quarter of 2001. Net earnings increased due to higher overall sales volumes and the improved sales mix of sweet crude oil relative to sour and bitumen crude oil sales, higher benchmark crude prices and the reduction in project start-up costs. These factors were partially offset by unfavourable pricing differentials for sour crude oil and diesel relative to sweet crude oil, higher cash and non-cash operating expenses reflecting higher production levels (including higher plant depreciation and overburden amortization) and higher hedging losses.

Cash flow from operations was $444 million in the third quarter of 2002, up from $139 million in the third quarter of 2001. The increase was primarily due to the same factors that increased earnings.

Oil Sands' net earnings for the first nine months totalled $547 million, compared to $246 million during the same period of 2001. The factors affecting year-to-date earnings were the same as those affecting the third quarter, except for hedging losses, which decreased from the first nine months of 2001. These factors were partially offset by higher income taxes in 2002, compared to 2001, as a result of enacted tax rate reductions in 2001.

Cash flow from operations for the first nine months was $1.025 billion, up from $396 million in the same period in 2001. The increase in year-to-date cash flow from operations was primarily due to the same factors noted for the third quarter, partially offset by increased overburden expenditures.

Excluding start-up costs associated with the Firebag In-situ Oil Sands Project, third quarter cash operating costs were $11.95 per barrel ($12.05 including project start-up costs), compared to $12.75 per barrel ($18.25 including project start-up costs) in the third quarter of 2001 and $12.60 per barrel (no project start-up costs) in the second quarter of 2002. The decrease in cash operating costs per barrel from the second quarter of this year reflects an increase in sales volumes.

A taskforce is currently working to identify cost improvements and improved asset performance opportunities at Oil Sands. Implementation of the first cost saving initiatives has begun, with associated savings expected in 2003.

---------------------------------------------------------------------------------------------------------
                                       OIL SANDS OPERATING COSTS
                                          ($ per sales barrel)
---------------------------------------------------------------------------------------------------------
                               3 MONTHS ENDED      3 months ended      9 MONTHS ENDED      9 months ended
                               SEPT. 30, 2002      Sept. 30, 2001      SEPT. 30, 2002      Sept. 30, 2001
---------------------------------------------------------------------------------------------------------
Cash operating costs                11.95               12.75               13.55               13.00
---------------------------------------------------------------------------------------------------------
Project start-up costs               0.10                5.50                0.05                3.85
---------------------------------------------------------------------------------------------------------
Total cash operating costs          12.05               18.25               13.60               16.85
---------------------------------------------------------------------------------------------------------
Non-cash operating costs             4.50                2.70                3.80                2.85
---------------------------------------------------------------------------------------------------------
Total operating costs               16.55               20.95               17.40               19.70
---------------------------------------------------------------------------------------------------------

On July 19, Suncor successfully completed a maintenance shutdown of one of its two Oil Sands upgraders to repair a fractionator. The unplanned outage lasted eight days, during which oil production averaged about 95,000 barrels per day. The maintenance shutdown improved processing throughput at Oil Sands, contributing to production averaging 220,000 barrels per day over August and September. Suncor believes near-capacity production following the shutdown will compensate for July's reduced volumes and the operational challenges experienced in the first half of the year, allowing the company to reach its 2002 goal of 200,000 barrels per day on average.

NATURAL GAS

Natural Gas recorded third quarter net earnings of $1 million, compared with $13 million in the third quarter of 2001. The decrease was primarily due to lower natural gas prices, higher exploration expenses and higher cash operating costs.

Cash flow from operations for the third quarter of 2002 was $36 million, down from $42 million reported in the third quarter of 2001. The decrease was primarily due to the same factors that decreased earnings.

Year-to-date net earnings were $18 million, compared to $105 million in the first nine months of 2001. Year-to-date earnings were primarily impacted by the same factors that impacted the quarter as well as higher income taxes in 2002, compared to 2001, as a result of enacted tax rate reductions in 2001.

Cash flow from operations for the first nine months of the year was $111 million, down from $245 million reported in the same period in 2001. The decrease in year-to-date cash flow was primarily due to the factors described above.

ENERGY MARKETING & REFINING (EM&R)

EM&R's third quarter net earnings were $9 million, compared with $12 million in the same quarter of 2001. The decrease reflects lower sales demand for distillates, the absence of earnings from the retail natural gas marketing business (which was sold in the second quarter of 2002) and higher non-cash operating costs. These factors were partially offset by higher retail gasoline and refining margins.

Cash flow provided from operations for the third quarter of 2002 was $34 million, compared to $30 million recorded in the same quarter of 2001.

Rack Back, which includes refining operations and sales to the Sarnia refinery's largest customers, recorded net earnings of $5 million in the third quarter of 2002, compared with $8 million in the same quarter of 2001. Lower earnings were primarily the result of reduced volumes due to lower demand for distillates products, partially offset by refining margins that increased to an average 4.4 cents per litre (cpl), compared with 4.3 cpl in the same quarter of 2001. Refinery utilization averaged 100% in the third quarter, up from 70% in the second quarter when planned and unplanned maintenance shutdowns impacted plant availability. Utilization averaged 99% in the third quarter of 2001.

Rack Forward, the retail, commercial and reseller sales segment of the business, recorded net earnings of $4 million in the third quarter of 2002, the same as was realized in the third quarter of 2001. Suncor's retail natural gas marketing business, which was sold in the second quarter of 2002, contributed $1 million to 2001 third quarter results. Excluding the impact of the retail natural gas marketing business, the increase in earnings was due mainly to a 17% improvement in retail gasoline margins and a 5% increase in retail gasoline volumes.

Management expects continued crude price volatility and fluctuation in demand for refined products for the remainder of the year, which could impact earnings.

For the first nine months of 2002, EM&R reported net earnings of $42 million, including the $34 million net gain on the sale of its retail natural gas marketing business. Net earnings recorded in the same period of 2001 were $80 million, which included a $10 million favorable income tax rate adjustment. Excluding the impacts of the sale of the retail natural gas marketing business and the income tax rate adjustment, the year-over-year decline in earnings was primarily due to a 32% decline in refining margins, which narrowed across North America, and weak distillate demand. Year-over-year volumes were down by 5% due primarily to the non-renewal of jet fuel contracts. Maintenance activity at the Sarnia refinery in the second quarter also resulted in lower plant availability and higher operating costs for the first nine months for 2002.

Year-to-date cash flow from operations decreased to $60 million, compared with $147 million in the same period in 2001. Cash flow was impacted by lower earnings. The gain on the sale of the retail natural gas marketing business is excluded from cash flow from operations.

CORPORATE

Corporate office recorded expenses during the third quarter of $60 million, compared to expenses of $21 million during the third quarter of 2001. The higher expenses primarily relate to higher financing expenses of $45 million, including an unrealized $26 million after-tax foreign exchange loss on the company's U.S. dollar denominated debt, partially offset by lower research and development costs with respect to new technology assessments. Higher financing expenses were also due in part to reduced capitalization of interest of $16 million with the completion of Project Millenium in 2001.

Corporate's cash flow used in operations in the quarter was $67 million, compared $34 million in the third quarter of 2001. The increase was primarily due to higher financing expenses, net of unrealized foreign exchange losses on the company's U.S. dollar denominated debt and payments related to the company's long-term employee incentive plan.

Corporate recorded $104 million in expenses in the first nine months of 2002, compared to expenses of $69 million in the same period of 2001. The increase in expenses was primarily due to higher financing expenses and income tax expenses, partially offset by lower research and development costs with respect to new technology assessments, lower costs associated with the company's long-term employee incentive program, and the absence of costs related to the Stuart Oil Shale Project. The higher year-to-date financing expenses are net of a year-to-date unrealized $6 million foreign exchange gain on the company's U.S. dollar denominated debt.

The cash flow used in operations in the first nine months of 2002 was $216 million, compared to $90 million in the first nine months of 2001. The change was primarily for the same reasons that impacted the year-to-date earnings, as well as higher payments related to the company's long-term employee incentive plan.

In July, Suncor's Board of Directors approved commencement of energy trading activities, subject to the design and development of an appropriate control framework. Trading activities, which will be focussed principally on the commodities Suncor produces, are intended to optimize returns from assets, earn revenues for the company and improve market intelligence as Suncor increases production levels. The company will use the mark-to-market method of accounting for the new energy trading activities. Under mark-to-market accounting, physical and financial energy contracts are recorded at fair value at each balance sheet date. The net gain or loss from the revaluation of these contracts is recorded in the Statement of Earnings for the period.

A separate risk management function will direct and monitor practices and policies and provide independent verification and valuation of Suncor's trading and marketing activities.

The company's obligations under its various employee benefit plans (pensions and other post-retirement benefits) have been negatively impacted by the performance of the capital markets throughout 2001 and 2002. The company is currently preparing its triennial valuation of its future pension obligations and reviewing certain aspects of the plans. Management will not be able to quantify increases until the final review is completed in the first quarter of 2003, but currently expects both higher funding requirements and expenses.

Suncor continues to consult with governments about ratification of the Kyoto Protocol on climate change and will continue to actively manage its greenhouse gas emissions. Details of future expenditures will be determined as the federal government releases details on the national action plan.

ANALYSIS OF FINANCIAL CONDITION AND LIQUIDITY

Suncor's financial position at the end of the quarter reflects a number of changes from the year-end. Accounts receivable increased from the year-end due to higher upstream sales volumes and higher average commodity prices, partially offset by lower downstream volumes. Accounts payable decreased from the year-end due to lower capital spending with the completion of Project Millennium and other trade payables and payments associated with Suncor's long-term employee incentive program, partially offset by an increase in hedging liabilities.

Excluding cash and cash equivalents, short-term borrowings and future income taxes, Suncor had an operating working capital surplus of $53 million at the end of the third quarter, compared to a deficiency of $122 million at the end of 2001. Higher receivables and lower accounts payable, discussed above, are the main factors contributing to the change in operating working capital compared to the year-end.

Suncor plans to reduce its 2001 year-end net debt of $3.143 billion by up to $700 million by the end of 2003. Excluding foreign exchange impacts, net debt was reduced by approximately $170 million in the first nine months of 2002. Suncor has in place sufficient lines of credit to cover working capital requirements and will continue to monitor debt capital markets for opportunities to refinance bank debt with longer-term debt. Suncor's undrawn lines of credit as of September 30, 2002 were approximately $815 million. Further, outstanding shelf prospectuses filed in 2002 in Canada and the U.S. enable the company to issue, respectively, up to CDN$500 in medium term notes in Canada and up to US$500 million in debt or equity in Canada or the U.S.

Crude oil and natural gas prices are based on a U.S. dollar benchmark that results in Suncor's realized prices being influenced by the Canadian/U.S. currency exchange rate, creating an element of uncertainty for the company. Should the Canadian dollar strengthen compared to the U.S. dollar, the negative effect on net earnings per share attributable to common shareholders would be partially offset by foreign exchange gains on the company's U.S. dollar denominated debt and U.S. dollar denominated preferred securities. Conversely, should the Canadian dollar weaken compared to the U.S. dollar, the positive effect on net earnings per share attributable to common shareholders would be partially offset by foreign exchange losses on the company's U.S. dollar denominated debt and U.S. dollar denominated preferred securities. It is estimated that a $0.01 change in the CDN$:US$ exchange rate would have a $10 million after-tax impact on net earnings with respect to U.S. dollar denominated debt and a $3 million after-tax impact on net earnings attributable to common shareholders.

Over the first nine months of 2002, the fluctuation of the Canadian dollar against the U.S. dollar resulted in a net $6 million year-to-date after-tax foreign exchange gain on the company's US$500 million debt. The fluctuation in the Canadian dollar also resulted in a $1 million year-to-date after-tax foreign exchange gain with respect to Suncor's U.S. dollar denominated preferred securities.

DISCLOSURE CONTROLS

Suncor has such disclosure controls and procedures in place as it believes are necessary to ensure full and timely public disclosure of material information, including a disclosure controls and procedures committee. Based on its most recently completed evaluation, Suncor believes that its disclosure controls and procedures are effective to ensure full and timely public disclosure of all material information.

Except as otherwise identified above, the discussion of Suncor's future plans, strategies and risk/success factors affecting performance as set forth in the company's 2001 Annual Report Management's Discussion and Analysis remain substantially unchanged.

LEGAL NOTICE - FORWARD-LOOKING INFORMATION

THIS MANAGEMENT'S DISCUSSION AND ANALYSIS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE BASED ON SUNCOR'S CURRENT EXPECTATIONS, ESTIMATES, PROJECTIONS AND ASSUMPTIONS MADE IN LIGHT OF ITS EXPERIENCE AND ITS PERCEPTION OF HISTORICAL TRENDS. THE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE HEREOF, AND SUNCOR UNDERTAKES NO DUTY TO UPDATE THESE STATEMENTS TO REFLECT SUBSEQUENT CHANGES IN ASSUMPTIONS (OR THE TRENDS OR FACTORS UNDERLYING THEM) OR ACTUAL EVENTS OR EXPERIENCE.

ALL STATEMENTS THAT ADDRESS EXPECTATIONS OR PROJECTIONS ABOUT THE FUTURE, INCLUDING STATEMENTS ABOUT SUNCOR'S STRATEGY FOR GROWTH, EXPECTED AND FUTURE PRODUCTION VOLUMES, OPERATING AND FINANCIAL RESULTS, ARE FORWARD-LOOKING STATEMENTS. SOME OF THE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS LIKE "EXPECTS," "BELIEVES," "GOAL," "OBJECTIVES," "PLANS," "ANTICIPATES" AND SIMILAR EXPRESSIONS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AS THEY ARE BASED ON CURRENT FACTS AND ASSUMPTIONS AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, SOME THAT ARE SIMILAR TO OTHER OIL AND GAS COMPANIES AND SOME THAT ARE UNIQUE TO SUNCOR.

SUNCOR'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY ITS FORWARD LOOKING STATEMENTS AS A RESULT OF KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS,

SUCH AS CHANGES IN THE GENERAL ECONOMIC, MARKET AND BUSINESS CONDITIONS; FLUCTUATIONS IN SUPPLY AND DEMAND FOR SUNCOR'S PRODUCTS; FLUCTUATIONS IN COMMODITY PRICES; FLUCTUATIONS IN CURRENCY EXCHANGE RATES; SUNCOR'S ABILITY TO RESPOND TO CHANGING MARKETS AND ACCESS THE CAPITAL MARKETS; THE ABILITY OF SUNCOR TO RECEIVE TIMELY REGULATORY APPROVALS; THE SUCCESSFUL AND TIMELY IMPLEMENTATION OF ITS GROWTH PROJECTS INCLUDING THE FIREBAG IN-SITU OIL SANDS PROJECT AND VOYAGEUR; THE INTEGRITY AND RELIABILITY OF SUNCOR'S CAPITAL ASSETS; THE CUMULATIVE IMPACT OF OTHER RESOURCE DEVELOPMENT PROJECTS; SUNCOR'S ABILITY TO COMPLY WITH CURRENT AND FUTURE ENVIRONMENTAL LAWS; THE ACCURACY OF SUNCOR'S PRODUCTION ESTIMATES AND PRODUCTION LEVELS AND ITS SUCCESS AT EXPLORATION AND DEVELOPMENT DRILLING AND RELATED ACTIVITIES; THE MAINTENANCE OF SATISFACTORY RELATIONSHIPS WITH UNIONS, EMPLOYEE ASSOCIATIONS, JOINT VENTURERS, SUPPLIERS AND CUSTOMERS; COMPETITIVE ACTIONS OF OTHER COMPANIES, INCLUDING INCREASED COMPETITION FROM OTHER OIL AND GAS COMPANIES OR FROM COMPANIES WHICH PROVIDE ALTERNATIVE SOURCES OF ENERGY; THE UNCERTAINTIES RESULTING FROM POTENTIAL DELAYS OR CHANGES IN PLANS WITH RESPECT TO EXPLORATION OR DEVELOPMENT PROJECTS OR CAPITAL EXPENDITURES; ACTIONS BY GOVERNMENTAL AUTHORITIES INCLUDING INCREASING TAXES, CHANGES IN ENVIRONMENTAL AND OTHER REGULATIONS; THE ABILITY AND WILLINGNESS OF PARTIES WITH WHOM SUNCOR HAS MATERIAL RELATIONSHIPS TO PERFORM THEIR OBLIGATIONS TO SUNCOR; AND THE OCCURRENCE OF UNEXPECTED EVENTS SUCH AS FIRES, BLOWOUTS, FREEZE-UPS, EQUIPMENT FAILURES AND OTHER SIMILAR EVENTS AFFECTING SUNCOR OR OTHER PARTIES WHOSE OPERATIONS OR ASSETS DIRECTLY OR INDIRECTLY AFFECT SUNCOR. SEE SUNCOR'S CURRENT ANNUAL INFORMATION FORM, ANNUAL REPORT AND INTERIM REPORTS AND OTHER DOCUMENTS SUNCOR FILES WITH SECURITIES REGULATORY AUTHORITIES, FOR FURTHER DETAILS.

SUNCOR ENERGY INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)


---------------------------------------------------------------------------------------------------------------
                                                                 Third quarter       Nine months ended Sept 30
---------------------------------------------------------------------------------------------------------------
($ millions)                                                2002          2001            2002            2001
---------------------------------------------------------------------------------------------------------------
REVENUES                                                   1 225         1 051           3 536           3 294
---------------------------------------------------------------------------------------------------------------
EXPENSES
Purchases of crude oil and products                          279           428             988           1 282
Operating, selling and general                               307           251             957             738
Exploration                                                    7             2              15               7
Royalties                                                     24            24              70             119
Taxes other than income taxes                                 94            95             275             274
Depreciation, depletion and amortization                     153            85             423             259
(Gain) loss on disposal of assets                              -             -              (1)              2
(Gain) on sale of retail natural gas
   marketing business (note 9)                                 -             -             (37)              -
Project start-up costs                                         2            42               2              65
Write-off of oil shale assets                                  -             -               -              48
Restructuring                                                  -            (2)              -              (2)
Financing expenses (note 3)                                   68             6              96              14
---------------------------------------------------------------------------------------------------------------
                                                             934           931           2 788           2 806
---------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                                 291           120             748             488
---------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
Current                                                       15            13              35              16
Future                                                        92            34             210             110
---------------------------------------------------------------------------------------------------------------
                                                             107            47             245             126
---------------------------------------------------------------------------------------------------------------
NET EARNINGS                                                 184            73             503             362
Dividends on preferred securities, net of tax                 (7)           (8)            (21)            (21)
Revaluation of US$ preferred securities,
   net of tax (note 2)                                        (8)           (8)              1             (10)
---------------------------------------------------------------------------------------------------------------
Net earnings attributable
   to common shareholders                                    169            57             483             331
---------------------------------------------------------------------------------------------------------------
PER COMMON SHARE  (dollars)
Net earnings attributable to
   common shareholders (note 2)
   - basic                                                  0.38          0.13            1.08            0.74
---------------------------------------------------------------------------------------------------------------
   - diluted                                                0.37          0.13            1.07            0.73
---------------------------------------------------------------------------------------------------------------
Cash dividends                                            0.0425        0.0425          0.1275          0.1275
---------------------------------------------------------------------------------------------------------------

See accompanying notes.

SUNCOR ENERGY INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)


-----------------------------------------------------------------------------------------------------------------------
                                                                          SEPTEMBER 30                     December 31
($ millions)                                                                      2002                            2001
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets
   Cash and cash equivalents                                                         1                               1
   Accounts receivable                                                             360                             306
   Income taxes recoverable                                                          5                              28
   Future income taxes                                                              43                              29
   Inventories                                                                     266                             258
-----------------------------------------------------------------------------------------------------------------------
Total current assets                                                               675                             622
Property, plant and equipment, net                                               7 441                           7 141
Deferred charges and other                                                         189                             199
Future income taxes                                                                127                             132
-----------------------------------------------------------------------------------------------------------------------
Total assets                                                                     8 432                           8 094
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Short-term borrowings                                                             -                              31
   Accounts payable and accrued liabilities                                        532                             672
   Future income taxes                                                              18                              28
   Taxes other than income taxes                                                    46                              42
-----------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                          596                             773
Long-term borrowings (notes 2 and 4)                                             2 967                           3 113
Accrued liabilities and other                                                      239                             251
Future income taxes (note 2)                                                     1 406                           1 177
Shareholders' equity (see below)                                                 3 224                           2 780
-----------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                       8 432                           8 094
-----------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
                                                              NUMBER                               Number
-----------------------------------------------------------------------------------------------------------------------
Preferred securities (note 2)                             17 540 000               524         17 540 000          525
Share capital                                            448 694 818               575        445 956 490          555
Retained earnings (note 2)                                                       2 125                           1 700
-----------------------------------------------------------------------------------------------------------------------
                                                                                 3 224                           2 780
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

See accompanying notes.

SUNCOR ENERGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

-----------------------------------------------------------------------------------------------------------------------
                                                                         Third quarter       Nine months ended Sept 30
-----------------------------------------------------------------------------------------------------------------------
($ millions)                                                        2002          2001           2002             2001
-----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------
Cash flow provided from operations (1)                               447           177            980              698
Decrease (increase) in operating working capital
   Accounts receivable                                                13            46            (54)              59
   Inventories                                                       (45)          (38)            (8)             (47)
   Accounts payable and accrued liabilities                           (5)           44           (140)             (70)
   Taxes payable                                                      32           (50)            43              (16)
-----------------------------------------------------------------------------------------------------------------------
Cash provided from operating activities                              442           179            821              624
-----------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                                   (202)         (409)          (563)          (1 280)
-----------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS (DEFICIENCY) BEFORE FINANCING ACTIVITIES            240          (230)           258             (656)
-----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in short-term borrowings                          (5)          (32)           (31)             (42)
Proceeds from issuance of long-term
    borrowings (note 4)                                                -           500            797              500
Net increase (decrease) in other
    long-term borrowings                                            (216)         (216)          (950)             255
Issuance of common shares under
    stock option plan                                                  5             6             16               14
Dividends paid on preferred securities (2)                           (12)          (12)           (36)             (36)
Dividends paid on common shares                                      (18)          (19)           (54)             (55)
-----------------------------------------------------------------------------------------------------------------------
Cash provided from (used in) financing activities                   (246)          227           (258)             636
-----------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                                  (6)           (3)             -              (20)
CASH AND CASH EQUIVALENTS
    AT BEGINNING OF PERIOD                                             7             4              1               21
-----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
    AT END OF PERIOD                                                   1             1              1                1
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE (dollars)
(1) Cash flow provided from operations                              1.00          0.40           2.19             1.57
(2) Dividends paid on preferred securities (pre-tax)                0.03          0.03           0.08             0.08
-----------------------------------------------------------------------------------------------------------------------
     Cash flow provided from operations after
     deducting dividends paid on preferred securities               0.97          0.37           2.11             1.49
-----------------------------------------------------------------------------------------------------------------------

See accompanying notes.

SUNCOR ENERGY INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(unaudited)


--------------------------------------------------------------------------------------------------------------
                                                                     Preferred          Share        Retained
($ millions)                                                        Securities        Capital        Earnings
--------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2000, AS PREVIOUSLY REPORTED                               514            537           1 421
Retroactive adjustment for change in
   accounting policy, net of tax (note 2)                                   (4)             -               3
--------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2000, AS RESTATED                                          510            537           1 424
Net earnings                                                                 -              -             362
Dividends paid on preferred securities, net of tax                           -              -             (21)
Dividends paid on common shares                                              -              -             (55)
Issued for cash under stock option plan                                      -             14               -
Issued under dividend reinvestment plan                                      -              2              (2)
Revaluation of US$ preferred securities (note 2)                            13              -             (10)
--------------------------------------------------------------------------------------------------------------
AT SEPTEMBER 30, 2001                                                      523            553           1 698
--------------------------------------------------------------------------------------------------------------

AT DECEMBER 31, 2001, AS PREVIOUSLY REPORTED                               514            555           1 708
Retroactive adjustment for change in
   accounting policy, net of tax (note 2)                                   11              -              (8)
--------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2001, AS RESTATED                                          525            555           1 700
Net earnings                                                                 -              -             503
Dividends paid on preferred securities, net of tax                           -              -             (21)
Dividends paid on common shares                                              -              -             (54)
Issued for cash under stock option plan                                      -             16               -
Issued under dividend reinvestment plan                                      -              4              (4)
Revaluation of US$ preferred securities (note 2)                            (1)             -               1
--------------------------------------------------------------------------------------------------------------
At September 30, 2002                                                      524            575           2 125
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

See accompanying notes.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.   ACCOUNTING POLICIES

These interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual financial statements, with the exception of the change in accounting with respect to the translation of Foreign Currency discussed in note 2.

In connection with the company's January 10, 2002 U.S. debt/equity shelf prospectus, the company is required to reconcile these interim consolidated financial statements to U.S. generally accepted accounting principles by November 29, 2002. When available, this reconciliation will be filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and it shall be deemed to be incorporated by reference into these interim consolidated financial statements.

2.   CHANGE IN ACCOUNTING POLICY

The company has retroactively adopted the new Canadian accounting standard for Foreign Currency Translation, and as a result, all prior periods have been restated. This standard applies to the company's foreign-currency denominated preferred securities and long-term borrowings.

i)  FOREIGN-CURRENCY DENOMINATED PREFERRED SECURITIES

As a result of this change in accounting policy, preferred securities, retained earnings and long-term future tax liabilities on the consolidated balance sheets were restated for all prior periods.

The impact for the third quarter of 2002 was an increase to preferred securities of $11 million, a decrease to retained earnings of $8 million and a decrease to long-term future tax liabilities of $3 million. For the nine months ended September 30, 2002, preferred securities were decreased by $1 million, retained earnings were increased by $1 million and there was a nil impact on long-term future tax liabilities.

The impact for the third quarter of 2001 was an increase to preferred securities of $10 million, a decrease to retained earnings of $8 million and a decrease to long-term future tax liabilities of $2 million. For the nine months ended September 30, 2001, preferred securities were increased by $13 million, retained earnings were decreased by $10 million and long-term future tax liabilities were decreased by $3 million.

ii)  FOREIGN-CURRENCY DENOMINATED LONG-TERM BORROWINGS

In the third quarter of 2002, the impact of this change in accounting policy was to decrease net earnings by $26 million and decrease long-term future tax liabilities by $8 million. For the nine months ended September 30, 2002, net earnings were increased by $6 million and long-term future tax liabilities were increased by $1 million.

iii)  TOTAL IMPACT ON NET EARNINGS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS

For the third quarter of 2002, basic earnings per share decreased from $0.46 to $0.38, while diluted earnings per share decreased from $0.45 to $0.37 for the retroactive change in accounting policy. For the nine months ended September 30, 2002, basic earnings per share increased from $1.07 to $1.08 and diluted earnings per share increased from $1.06 to $1.07 for the retroactive change in accounting policy.

For the third quarter of 2001, both basic and diluted earnings per share decreased from $0.15 to $0.13 for the retroactive change in accounting policy. For the nine months ended September 30, 2001, basic earnings per share decreased from $0.77 to $0.74 and diluted earnings per share decreased from $0.76 to $0.73 for the retroactive change in accounting policy.

3.   FINANCING EXPENSES

     ---------------------------------------------------------------------------------------------
                                                    third quarter       nine months ended Sept 30
     ---------------------------------------------------------------------------------------------
     ($ millions)                         2002               2001               2002         2001
     ---------------------------------------------------------------------------------------------
     Borrowing cost                         40                 37                118          107
     Capitalized interest                   (6)               (31)               (15)         (92)
     ---------------------------------------------------------------------------------------------
       Total borrowing expense              34                  6                103           15
       Foreign exchange (gain) loss
         on long-term borrowings            34                  -                 (7)          (1)
     ---------------------------------------------------------------------------------------------
       Total financing expenses             68                  6                 96           14
     ---------------------------------------------------------------------------------------------
     ---------------------------------------------------------------------------------------------

4.   ISSUANCE OF 7.15% NOTES

On January 29, 2002, the company issued 7.15% Notes with a principal amount of $US500 million (CDN$ equivalent of $793 million at September 30, 2002). These notes bear interest, which is payable semi-annually, and mature on February 1, 2032. The net proceeds received were used to repay commercial paper and bank borrowings.

5.   RECONCILIATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE

     -------------------------------------------------------------------------------------------------------
                                                                                       nine months ended
                                                                  third quarter                  Sept 30
     -------------------------------------------------------------------------------------------------------
     ($ millions)                                          2002            2001         2002        2001
     -------------------------------------------------------------------------------------------------------
     Net earnings attributable to common shareholders       169              57          483         331
     Dividends on preferred securities                        7               -***        21           -****
     -------------------------------------------------------------------------------------------------------
     Net earnings before deducting dividends on
     preferred securities                                   176              57          504         331
     -------------------------------------------------------------------------------------------------------
     -------------------------------------------------------------------------------------------------------

     (millions of common shares )
     Weighted-average number of common shares               448             445          447         445
     Dilutive securities
        Options/shares issued under long
         term incentive plans                                 6               6            6           6
        Redemption of preferred securities
         by the issuance of common shares                    20               -***        20           -****
     -------------------------------------------------------------------------------------------------------
     Weighted-average number of diluted common
     shares                                                 474             451          473         451
     -------------------------------------------------------------------------------------------------------
     -------------------------------------------------------------------------------------------------------

     (dollars per common share)
     Basic earnings per share*                             0.38            0.13         1.08        0.74
     Diluted earnings per share                            0.37**          0.13***      1.07**      0.73****
     -------------------------------------------------------------------------------------------------------
     -------------------------------------------------------------------------------------------------------

     * Basic earnings per share is the net earnings attributable to common shareholders divided by the weighted-average number of common shares.

     ** Diluted earnings per share is the net earnings before deducting dividends on preferred securities divided by the weighted-average number of diluted common shares.

     *** For the third quarter of 2001, diluted earnings per share is the net earnings attributable to common shareholders divided by the weighted-average number of diluted common shares. Dividends on preferred securities of $8 million and the redemption of preferred securities by the issuance of 27 million common shares have an anti-dilutive impact, therefore they are not included in the calculation of diluted earnings per share.

     **** For the nine months ended September 30, 2001, diluted earnings per share is the net earnings attributable to common shareholders divided by the weighted-average number of diluted common shares. Dividends on preferred securities of $21 million and the redemption of preferred securities by the issuance of 28 million common shares have an anti-dilutive impact, therefore they are not included in the calculation of diluted earnings per share.

6.   INCOME TAXES

Effective April 15, 2002, the Alberta government passed legislation that reduced provincial income tax rates by 0.5%. The future tax balances for the company were revalued at the new rates resulting in a cumulative future tax recovery of $10 million. (In 2001, Alberta and Ontario rate reductions resulted in a cumulative future tax recovery of $43 million). The new rates are reflected in the tax provisions for the current year. The income tax rate reduction did not affect the company's cash flow or liquidity.

In the second quarter, the Ontario government announced in its 2002 Budget that it intended to delay certain provincial tax rate reduction legislation that was passed in 2001. Since draft legislation was not introduced with the Budget, this proposed delay of rate reductions was not reflected in the tax provision in the second quarter of 2002. Subject to the substantive enactment of the proposed rate reduction delay, it is estimated that the company's future tax balances will increase by $1 million, assuming no further changes are announced and substantively enacted. As at September 30, 2002, the Ontario government had not yet substantively enacted this proposed rate reduction delay and therefore the company has not recognized the effects of the proposed rate reduction delay at September 30, 2002.

7.   STOCK-BASED COMPENSATION

------------------------------------------------------------------------------

A STOCK OPTION GIVES THE HOLDER THE RIGHT TO PURCHASE COMMON SHARES AT A PREDETERMINED PRICE OVER A SPECIFIED PERIOD OF TIME.

AFTER THE DATE OF GRANT, EMPLOYEES THAT HOLD OPTIONS MUST EARN THE RIGHTS TO EXERCISE THEM. THIS IS DONE BY THE EMPLOYEE FULFILLING A TIME REQUIREMENT FOR SERVICE TO THE COMPANY, AND WITH RESPECT TO CERTAIN OPTIONS, SUBJECT TO ACCELERATED VESTING SHOULD THE COMPANY MEET PREDETERMINED PERFORMANCE CRITERIA. ONCE THIS RIGHT HAS BEEN EARNED, THESE OPTIONS ARE CONSIDERED VESTED. OPTIONS GRANTED TO NON-EMPLOYEE DIRECTORS VEST AND ARE EXERCISABLE IMMEDIATELY.

THE PREDETERMINED PRICE AT WHICH AN OPTION CAN BE EXERCISED IS EQUAL TO THE MARKET PRICE OF THE COMMON SHARES ON THE DATE THE OPTIONS ARE GRANTED.

SEE BELOW FOR MORE TECHNICAL DETAILS AND NUMBERS ON THE COMPANY'S STOCK OPTION
PLANS:

------------------------------------------------------------------------------

On April 30, 2002, the company granted 8,334,240 options to all eligible permanent full-time and part-time employees, both executive and non-executive, under its new employee long-term incentive plan ("SunShare") which was approved at the Annual General Meeting of shareholders. Under SunShare, meeting of specified performance targets may accelerate vesting, however all unvested options which have not previously expired or been cancelled will automatically vest on January 1, 2012. For the nine months ended September 30, 2002, an additional 341,490 SunShare options were granted to new employees subsequent to the initial grant, of which 276,890 were granted in the third quarter.

Under the company's other plan, 14,100 options were granted in the third quarter of 2002 and 1,802,000 options were granted in the nine months ended September 30, 2002. In 2001, 3,000 options were granted in the third quarter and 2,178,220 options were granted in the nine months ended September 30.

The fair values of all common share options granted are estimated as at the grant date using the Black-Scholes option-pricing model. The weighted-average fair values of the options granted during the year and the weighted-average assumptions used in their determination are as noted below:

     ----------------------------------------------------------------------------------------------------------
                                                                                              nine months ended
                                                                      third quarter                     Sept 30
     ----------------------------------------------------------------------------------------------------------
     ($ millions)                                          2002                2001          2002          2001
     ----------------------------------------------------------------------------------------------------------
     Weighted-average fair value per option
                                                         $12.41               $6.72        $12.07         $6.40

     Annual dividend per share                            $0.17               $0.17         $0.17         $0.17
     Risk-free interest rate                              4.90%               4.78%         5.40%         5.20%
     Expected life                                      8 years             5 years       8 years       5 years
     Expected volatility                                    32%                 31%           31%           36%
     ----------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------

The company does not recognize any compensation costs related to stock options granted to employees and non-employee directors. Had compensation cost been determined based on the fair values at the grant dates, the cost of which is recognized over the vesting periods of the options granted, the company's net earnings and earnings per share would have been reduced to the amounts below:

     ----------------------------------------------------------------------------------------------------------
                                                                                              nine months ended
                                                                      third quarter                     Sept 30
     ----------------------------------------------------------------------------------------------------------
     ($ millions, except per share amounts and
     numbers of options)                                   2002                2001          2002          2001
     ----------------------------------------------------------------------------------------------------------
     Compensation costs                                       5                   -            26             9

     Net earnings attributable to common
     shareholders
        As reported                                         169                  57           483           331
        Pro forma                                           164                  57           457           322
     Basic earnings per share
        As reported                                        0.38                0.13          1.08          0.74
        Pro forma                                          0.37                0.13          1.02          0.72
     Diluted earnings per share
        As reported                                        0.37                0.13          1.07          0.73
        Pro forma                                          0.36                0.13          1.01          0.71

8.   SUPPLEMENTAL INFORMATION

     ----------------------------------------------------------------------------------------------------------
                                                                                              nine months ended
                                                                      third quarter                     Sept 30
     ----------------------------------------------------------------------------------------------------------
     ($ millions)                                          2002                2001          2002          2001
     ----------------------------------------------------------------------------------------------------------
     Interest paid                                           65                  41           123           111
     Income taxes paid (refunded)                           (17)                  -            (4)           23
     ----------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------

HEDGE POSITION AS AT SEPTEMBER 30, 2002

-------------------------------------------------------------------------------------------
                              QUANTITY
                             (BBL/DAY)            PRICE - US$ (WTI)           PRICE - CDN$*
-------------------------------------------------------------------------------------------
2002
Crude oil swaps                 57 000                       $20.42                  $32.38
Costless collars                10 000              $21.00 - $26.19         $33.30 - $41.53
Costless collars                12 000              $22.00 - $26.28         $34.89 - $41.67
Costless collars                18 000              $23.00 - $27.59         $36.47 - $43.75
Costless collars                 3 000              $23.50 - $28.15         $37.27 - $44.64
2003
Crude oil swaps                 15 000                       $24.46                  $38.79
Costless collars                44 000              $21.00 - $25.74         $33.30 - $40.82
Costless collars                16 000              $22.00 - $25.07         $34.89 - $39.76
2004
Crude oil swaps                 25 000                       $22.85                  $36.24
Costless collars                11 000              $21.00 - $23.65         $33.30 - $37.50
2005
Crude oil swaps                 21 000                       $21.85                  $34.65
-------------------------------------------------------------------------------------------

* For presentation purposes, these US$ hedges have been converted to a CDN$ equivalent based on the period end US$/CDN$ exchange rate of 1.5858.

For 2002, the company has in place U.S. dollar swaps in the amount of $US314 million, at an exchange rate of CDN$/US$ of $0.705.

9.   SALE OF THE RETAIL NATURAL GAS MARKETING BUSINESS

Effective May 2, 2002, the company sold its retail natural gas marketing business in the Energy Marketing and Refining segment. The earnings impact of the sale was $37 million pre-tax, $34 million after-tax. Proceeds of $66 million were reduced by closing costs and adjustments to result in net proceeds of $61 million, which decreased cash used in investing activities.

10.  GOODWILL

Effective January 1, 2002, the company adopted the new Canadian Accounting Standard for Goodwill and Other Intangible Assets. Accordingly, goodwill is no longer amortized to earnings but periodically tested for impairment. Upon adoption of these new recommendations, goodwill must be tested for impairment as of the beginning of the current year. This initial assessment has been completed and no reduction of the carrying value was required.

11.  COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the current period's presentation.

SUNCOR ENERGY INC.
COMMON SHARE INFORMATION AND RATIOS
(unaudited)


-----------------------------------------------------------------------------------------------------------
                                                                                       2002           2001
-----------------------------------------------------------------------------------------------------------
COMMON SHARE INFORMATION
For the nine months ended September 30
Average number outstanding, weighted monthly (thousands)                            447 465        444 782*
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

As at September 30
Share price at end of trading
    Toronto Stock Exchange            - $Canadian                                     27.31          22.00
    New York Stock Exchange           - $US                                           16.95          13.94
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Book value per common share           - $Canadian                                      7.18           6.23
                                      - $US                                            4.53           3.94
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Common share options outstanding                                                 20 501 721     12 022 588
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

RATIOS

-----------------------------------------------------------------------------------------------------------
As at September 30
Debt to debt plus shareholders' equity (%)                                             47.9           51.1
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

For the twelve months ended September 30
Net debt to cash flow provided from operations (times)                                  2.7            3.2
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Interest coverage on long-term debt (times)
   Net income                                                                           5.7            4.7
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
   Cash flow from operations                                                            8.1            6.8
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

* Reflects a two-for-one share split effective May 15, 2002.

SUNCOR ENERGY INC.
SCHEDULES OF SEGMENTED DATA
(unaudited)

                                                                                                                 Third quarter
------------------------------------------------------------------------------------------------------------------------------
                                                                                Energy          Corporate
                                                                               Marketing           and
                                           Oil Sands        Natural Gas      and Refining      Eliminations          Total
------------------------------------------------------------------------------------------------------------------------------
($ millions)                             2002     2001     2002     2001     2002     2001     2002     2001     2002     2001
------------------------------------------------------------------------------------------------------------------------------
EARNINGS

REVENUES
Sales and other
  operating revenues                       585     335       62       63      578      650        -        -    1 225    1 048
Intersegment revenues                      132      38       10       17        -        3     (142)     (58)       -        -
Interest                                     -       -        -        -        -        -        -        3        -        3
------------------------------------------------------------------------------------------------------------------------------
                                           717     373       72       80      578      653     (142)     (55)   1 225    1 051
------------------------------------------------------------------------------------------------------------------------------
EXPENSES
Purchases of crude
  oil and products                          41      31        2        5      376      450     (140)     (58)     279      428
Operating, selling
  and general                              187     126       19       16       84       85       17       24      307      251
Exploration                                  -       -        7        2        -        -        -        -        7        2
Royalties                                    8       7       16       17        -        -        -        -       24       24
Taxes other than
  income taxes                               6       3        -        1       87       90        1        1       94       95
Depreciation, depletion
  and amortization                         119      55       18       17       16       13        -        -      153       85
(Gain) loss on disposal
  of assets                                  -       1        -       (1)       -        -        -        -        -        -
Project start-up costs                       2      42        -        -        -        -        -        -        2       42
Restructuring                                -       -        -       (2)       -        -        -        -        -       (2)
Financing expenses                           -       -        -        -        -        -       68        6       68        6
------------------------------------------------------------------------------------------------------------------------------
                                           363     265       62       55      563      638      (54)     (27)     934      931
------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
  INCOME TAXES                             354     108       10       25       15       15      (88)     (28)     291      120
Income taxes                              (120)    (39)      (9)     (12)      (6)      (3)      28        7     (107)     (47)
------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                        234      69        1       13        9       12      (60)     (21)     184       73
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

SUNCOR ENERGY INC.
SCHEDULES OF SEGMENTED DATA (continued)
(unaudited)


                                                                                                                 Third quarter
------------------------------------------------------------------------------------------------------------------------------
                                                                                Energy          Corporate
                                                                               Marketing           and
                                           Oil Sands        Natural Gas      and Refining      Eliminations          Total
($ millions)                             2002     2001     2002     2001     2002     2001     2002     2001     2002     2001
------------------------------------------------------------------------------------------------------------------------------
CASH FLOW BEFORE
 FINANCING ACTIVITIES

CASH PROVIDED FROM (USED IN)
 OPERATING ACTIVITIES:
  Cash flow provided from
   (used in) operations
     Net earnings (loss)                  234       69        1       13        9       12      (60)     (21)     184       73
     Exploration expenses
       Cash                                 -        -        2        1        -        -        -        -        2        1
       Dry hole costs                       -        -        5        1        -        -        -        -        5        1
     Non-cash items included
       in earnings
       Depreciation, depletion
         and amortization                 119       55       18       17       16       13        -        -      153       85
       Future income taxes                115       30        8       11       (1)       3      (30)     (10)      92       34
       Current income tax provision
         allocated to Corporate             4        9        1        1        6        -      (11)     (10)       -        -
       (Gain) loss on disposal of assets    -        1        -       (1)       -        -        -        -        -        -
       Restructuring                        -        -        -       (3)       -        -        -        -        -       (3)
       Other                                6        1        1        1        3        1       37        3       47        6
     Overburden removal outlays           (33)      (8)       -        -        -        -        -        -      (33)      (8)
     Overburden removal outlays -
       Project Millenium (start-up
         period)                            -      (18)       -        -        -        -        -        -        -      (18)
     Increase (decrease) in
       deferred credits and other          (1)       -        -        1        1        1       (3)       4       (3)       6
------------------------------------------------------------------------------------------------------------------------------
  Total cash flow provided from
    (used in) operations                  444      139       36       42       34       30      (67)     (34)     447      177
  Decrease (increase) in operating
    working capital                       (30)     (10)       2        9        4       (5)      19        8       (5)       2
------------------------------------------------------------------------------------------------------------------------------
  Total cash provided from (used in)
    operating activities                  414      129       38       51       38       25      (48)     (26)     442      179
------------------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES:
  Capital and exploration
    expenditures                         (150)    (384)     (32)     (24)     (15)     (13)      (2)      (5)    (199)    (426)
  Deferred maintenance
    shutdown expenditures                   -       (2)       -        -       (2)       -        -        -       (2)      (2)
  Deferred outlays and
    other investments                      (1)      (2)       -       (1)       2        1       (2)       2       (1)       -
  Proceeds from disposals                   -       10        -        9        -        -        -        -        -       19
------------------------------------------------------------------------------------------------------------------------------
  Total cash used in
    investing activities                 (151)    (378)     (32)     (16)     (15)     (12)      (4)      (3)    (202)    (409)
------------------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS (DEFICIENCY)
 BEFORE FINANCING ACTIVITIES              263     (249)       6       35       23       13      (52)     (29)     240     (230)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

SUNCOR ENERGY INC.
SCHEDULES OF SEGMENTED DATA (continued)
(unaudited)


                                                                                                     Nine months ended Sept 30
------------------------------------------------------------------------------------------------------------------------------
                                                                                Energy          Corporate
                                                                               Marketing           and
                                           Oil Sands        Natural Gas      and Refining      Eliminations          Total
------------------------------------------------------------------------------------------------------------------------------
($ millions)                             2002     2001     2002     2001     2002     2001     2002     2001     2002     2001
------------------------------------------------------------------------------------------------------------------------------
EARNINGS

REVENUES
Sales and other
  operating revenues                    1 605      929      194     334     1 735    2 027        1        -     3 535   3 290
Intersegment revenues                     247      124       28      61         -        3     (275)    (188)        -       -
Interest                                    -        -        -       -         -        -        1        4         1       4
------------------------------------------------------------------------------------------------------------------------------
                                        1 852    1 053      222     395     1 735    2 030     (273)    (184)    3 536   3 294
------------------------------------------------------------------------------------------------------------------------------
EXPENSES
Purchases of crude
  oil and products                         80       90       16       9     1 173    1 366     (281)    (183)      988   1 282
Operating, selling
  and general                             595      366       52      46       253      252       57       74       957     738
Exploration                                 -        -       15       7         -        -        -        -        15       7
Royalties                                  25       25       45      94         -        -        -        -        70     119
Taxes other than
  income taxes                             17        9        1       2       256      262        1        1       275     274
Depreciation, depletion
  and amortization                        323      166       55      52        44       41        1        -       423     259
(Gain) loss on disposal
  of assets                                 -        1       (1)      1         -        -        -        -        (1)      2
(Gain) on sale of retail natural
  gas marketing business                    -        -        -       -       (37)       -        -        -       (37)      -
Project start-up costs                      2       65        -       -         -        -        -        -         2      65
Write-off oil shale assets                  -        -        -       -         -        -        -       48         -      48
Restructuring                               -        -        -      (2)        -        -        -        -         -      (2)
Financing expenses                          -        -        -       -         -        -       96       14        96      14
------------------------------------------------------------------------------------------------------------------------------
                                        1 042      722      183     209     1 689    1 921     (126)     (46)    2 788   2 806
------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
  INCOME TAXES                            810      331       39     186        46      109     (147)    (138)      748     488
Income taxes                             (263)     (85)     (21)    (81)       (4)     (29)      43       69      (245)   (126)
------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                       547      246       18     105        42       80     (104)     (69)      503     362
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

CAPITAL EMPLOYED
As At September 30                      4 720    1 382      467     300       503      506      118       13     5 808   2 201
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Twelve months ended
  September 30
RETURN ON AVERAGE
  CAPITAL EMPLOYED (%)                   14.6     22.8      7.7    35.8       8.3     21.7        -        -      11.8    21.5
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
  CAPITAL EMPLOYED (%)*                  11.8      7.6      7.7    35.8       8.3     21.7        -        -       9.9     9.6
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

* The company's definition of capital employed excludes capitalized costs related to major projects in progress. If capital employed were to include these capitalized costs, the return on average capital employed would be as stated on this line

SUNCOR ENERGY INC.
SCHEDULES OF SEGMENTED DATA (continued)
(unaudited)


                                                                                                     Nine months ended Sept 30
------------------------------------------------------------------------------------------------------------------------------
                                                                                Energy          Corporate
                                                                               Marketing           and
                                           Oil Sands        Natural Gas      and Refining      Eliminations          Total
($ millions)                             2002     2001     2002     2001     2002     2001     2002     2001     2002     2001
------------------------------------------------------------------------------------------------------------------------------
CASH FLOW BEFORE
 FINANCING ACTIVITIES

CASH PROVIDED FROM (USED IN)
 OPERATING ACTIVITIES:
  Cash flow provided from
  (used in) operations
    Net earnings (loss)                   547      246       18     105        42       80     (104)     (69)      503     362
    Exploration expenses
      Cash                                  -        -        4       4         -        -        -        -         4       4
      Dry hole costs                        -        -       11       3         -        -        -        -        11       3
    Non-cash items included
      in earnings
      Depreciation, depletion
        and amortization                  323      166       55      52        44       41        1        -       423     259
      Future income taxes                 256       72       19      79        (9)      (4)     (56)     (37)      210     110
      Current income tax provision
        allocated to Corporate              7       13        2       2        13       33      (22)     (48)        -       -
      (Gain) loss on disposal of assets     -        1       (1)      1         -        -        -        -        (1)      2
      (Gain) on sale of retail natural
        gas marketing business              -        -        -       -       (37)       -        -        -       (37)      -
      Write-off of oil shale assets         -        -        -       -         -        -        -       48         -      48
      Restructuring                         -        -        -      (3)        -        -        -        -         -      (3)
      Other                                15       (9)       3       2         7        2        1        5        26       -
    Overburden removal outlays           (118)     (23)       -       -         -        -        -        -      (118)    (23)
    Overburden removal outlays -
      Project Millenium
        (start-up period)                   -      (55)       -       -         -        -        -        -         -     (55)
    Increase (decrease) in
      deferred credits and other           (5)     (15)       -       -         -       (5)     (36)      11       (41)     (9)
------------------------------------------------------------------------------------------------------------------------------
  Total cash flow provided from
    (used in) operations                1 025      396      111     245        60      147     (216)     (90)      980     698
  Decrease (increase) in operating
    working capital                      (180)     (54)       8      52       (30)     (32)      43      (40)     (159)    (74)
------------------------------------------------------------------------------------------------------------------------------
  Total cash provided from (used in)
    operating activities                  845      342      119     297        30      115     (173)    (130)      821     624
------------------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES:
  Capital and exploration
    expenditures                         (416)  (1 166)    (129)    (84)      (29)     (26)      (6)      (8)     (580) (1 284)
  Deferred maintenance
    shutdown expenditures                  (5)      (4)       -      (2)      (18)       -        -        -       (23)     (6)
  Deferred outlays and
    other investments                      (4)      (2)       -      (1)      (17)       -       (1)      (6)      (22)     (9)
  Proceeds from disposals                   -       10        1       9        61        -        -        -        62      19
------------------------------------------------------------------------------------------------------------------------------
  Total cash used in
    investing activities                 (425)  (1 162)    (128)    (78)       (3)     (26)      (7)     (14)     (563) (1 280)
------------------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS (DEFICIENCY)
 BEFORE FINANCING ACTIVITIES              420     (820)      (9)    219        27       89     (180)    (144)      258    (656)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

SUNCOR ENERGY INC.
QUARTERLY OPERATING SUMMARY
(unaudited)


---------------------------------------------------------------------------------------------------------------------------------
                                                                    For the quarter ended       Nine months ended     Total year
---------------------------------------------------------------------------------------------------------------------------------
                                      SEPT 30    June 30     Mar 31    Dec 31     Sept 30      SEPT 30    Sept 30
                                         2002       2002       2002      2001        2001         2002       2001           2001
---------------------------------------------------------------------------------------------------------------------------------
OIL SANDS
PRODUCTION (a)                          207.9      207.6      179.3     153.0       116.5        198.4      113.2          123.2
SALES (a)
   - light sweet crude oil              114.1       90.8       96.8      62.4        54.2        100.6       54.0           56.2
   - diesel                              22.4       23.8       20.2      15.3        15.0         22.1       14.6           14.8
   - light sour crude oil                54.8       73.8       70.8      64.3        40.6         66.4       34.5           42.0
   - bitumen                             15.4        8.9        0.3       4.3         8.0          8.3        9.9            8.5
---------------------------------------------------------------------------------------------------------------------------------
TOTAL SALES                             206.7      197.3      188.1     146.3       117.8        197.4      113.0          121.5
---------------------------------------------------------------------------------------------------------------------------------
AVERAGE SALES PRICE (b)
   - light sweet crude oil              39.80      37.07      33.55     30.22       35.20        37.00      35.78          34.17
   - other (diesel, light sour
     crude oil and bitumen)             30.86      30.33      25.53     20.12       28.21        29.01      27.08          24.86
   - total                              35.79      33.43      29.66     24.43       31.43        33.08      31.24          29.17
   - total *                            40.40      36.68      30.62     25.65       37.37        36.09      37.95          34.21
CASH OPERATING COSTS (1), (c)           12.05      12.60      16.35     17.45       18.25        13.60      16.85          17.00
TOTAL OPERATING COSTS (2), (c)          16.55      16.65      19.05     19.40       20.95        17.40      19.70          19.60

NATURAL GAS
GROSS PRODUCTION **
Conventional
  - natural gas (d)                       181        179        175       180         176          178        176            177
  - natural gas liquids (a)               2.3        2.5        2.5       2.4         2.4          2.4        2.4            2.4
  - crude oil (a)                         1.3        1.7        1.4       1.3         1.5          1.5        1.5            1.5
  - total gross production (e)           33.8       34.0       33.0      33.7        33.2         33.6       33.2           33.4

AVERAGE SALES PRICE
  - natural gas (f)                      3.56       3.92       3.21      3.10        3.90         3.57       7.12           6.09
  - natural gas (f) *                    3.56       3.92       3.21      3.09        3.90         3.57       7.16           6.12
  - natural gas liquids (b)             31.66      28.25      22.53     23.47       30.26        27.42      38.05          34.38
  - crude oil - conventional (b)        33.57      30.99      29.15     27.17       33.17        31.22      35.78          33.92
  - crude oil - conventional (b) *      40.30      34.82      30.50     28.60       37.86        35.18      40.77          38.14

NET WELLS DRILLED
Conventional - exploratory ***              3          -         14        14           1           17          6             20
             - development                  2          5          9         6           7           16         12             18
---------------------------------------------------------------------------------------------------------------------------------
                                            5          5         23        20           8           33         18             38
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

SUNCOR INC.
QUARTERLY OPERATING SUMMARY (continued)
(unaudited)


---------------------------------------------------------------------------------------------------------------------------------
                                                                    For the quarter ended       Nine months ended     Total year
---------------------------------------------------------------------------------------------------------------------------------
                                      SEPT 30    June 30     Mar 31    Dec 31     Sept 30      SEPT 30    Sept 30
                                         2002       2002       2002      2001        2001         2002       2001           2001
---------------------------------------------------------------------------------------------------------------------------------
ENERGY MARKETING AND REFINING
REFINED PRODUCT SALES (g)
Transportation fuels
   Gasoline - retail ****                 4.6        4.5        4.3       4.5         4.4          4.5        4.3            4.3
            - other                       4.3        4.2        4.0       4.3         4.6          4.2        4.4            4.4
   Jet fuel                               0.4        0.4        0.3       0.4         0.7          0.3        0.8            0.7
   Diesel                                 2.8        3.1        2.4       2.9         3.0          2.8        3.1            3.1
---------------------------------------------------------------------------------------------------------------------------------
Total transportation fuel sales          12.1       12.2       11.0      12.1        12.7         11.8       12.6           12.5
Petrochemicals                            0.6        0.8        0.6       0.4         0.6          0.6        0.6            0.5
Heating oils                              0.1        0.4        0.7       0.4         0.2          0.4        0.4            0.4
Heavy fuel oils                           0.5        0.6        0.6       0.6         0.9          0.6        0.9            0.8
Other                                     0.8        0.9        0.6       0.5         0.7          0.8        0.6            0.6
---------------------------------------------------------------------------------------------------------------------------------
TOTAL REFINED PRODUCT SALES              14.1       14.9       13.5      14.0        15.1         14.2       15.1           14.8
---------------------------------------------------------------------------------------------------------------------------------

MARGINS (h)
Refining (3)                              4.4        3.8        4.1       3.7         4.3          4.2        6.3            5.7
Retail (4)                                6.9        6.8        6.1       6.9         5.9          6.6        6.5            6.6

CRUDE OIL SUPPLY AND REFINING
Processed at Suncor refinery (g)         11.1        7.8       11.3       9.2        11.0         10.1       10.6           10.2
Utilization of refining capacity (%)      100         70        102        83          99           91         95             92
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

*     Excludes the impact of hedging activities.
** Currently all Natural Gas production is located in the Western Canada Sedimentary Basin.
***   Excludes exploratory wells in progress.
****  Excludes sales through joint venture interests.


DEFINITIONS
(1) Cash operating costs  - operating, selling and general expenses, taxes other than income taxes and overburden cash expenditures for the period.

(2) Total operating costs - cash and non-cash operating costs (total Oil Sands expenses less purchases of crude oil and products and royalties in Schedules of Segmented Data).

(3) Refining margin       - average wholesale unit price from all products less
                            average unit cost of crude oil.

(4) Retail margin         - average street price of Sunoco branded retail
                            gasoline net of federal excise tax and other adjustments less refining gasoline price.


(a)  thousands of barrels per day            (d)  millions of cubic feet per day      (g)  thousands of cubic metres per day
(b)  dollars per barrel                      (e)  thousands of barrels of oil         (h)  cents per litre
(c)  dollars per barrel sold rounded              equivalent per day
     to the nearest $0.05                    (f)  dollars per thousand cubic feet

METRIC CONVERSION
Crude oil, refined products, etc.       1m3 (cubic metre) = approx. 6.29 barrels